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                            [AMERISTAR CASINOS LOGO]

CONTACT:
         Tom Steinbauer
         Senior Vice President of Finance, Chief Financial Officer Ameristar Casinos, Inc.
         (702) 567-7000

            AMERISTAR CASINOS AGREES TO ACQUIRE MOUNTAIN HIGH CASINO
                             IN BLACK HAWK, COLORADO

LAS VEGAS, NEVADA, JUNE 1, 2004-Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) announced today that it has signed an agreement with Windsor Woodmont Black Hawk Resort Corp. to acquire Mountain High Casino in Black Hawk, Colorado for approximately $115 million, plus the assumption of Windsor Woodmont's liability for the approximately $2.4 million principal amount of outstanding Black Hawk Business Improvement District Bonds.

         Windsor Woodmont will also be entitled to receive contingent payments during the four-year period following the closing of the acquisition equal to 10% of the property's earnings before interest, taxes, depreciation and amortization (EBITDA) for each year in excess of $17.5 million prior to the opening of a hotel on the property, and 10% of EBITDA for each year in ecess of $24 million following the opening of a hotel (with EBITDA calculated to exclude any charges attributable to the development and construction of the hotel).

         Windsor Woodmont is currently operating as a debtor-in-possession in a pending Chapter 11 case before the United States Bankruptcy Court for the District of Colorado. Ameristar's acquisition of Mountain High Casino will form the basis of Windsor Woodmont's amended plan of reorganization. The Ad Hoc Committee of certain holders of Windsor Woodmont's first mortgage notes has agreed to support the amended plan of reorganization.

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         Closing of the acquisition is subject to the confirmation of the amended plan of reorganization by the Bankruptcy Court, the receipt of gaming regulatory approvals, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. Subject to the satisfaction of these conditions, closing is expected to occur in the fourth quarter of 2004. Ameristar plans to finance the purchase out of available cash, through an increase in the borrowing capacity under its senior credit facilities, through the issuance of debt securities or a combination thereof.

         Mountain High Casino is an upscale, integrated gaming and entertainment facility located in the center of the Black Hawk gaming district, approximately 40 miles west of Denver, Colorado. It is the largest casino in Colorado, with approximately 425,000 square feet, 57,000 of which is currently used for gaming. The property features approximately 1,000 slot machines and 24 table games (including poker), a steak and seafood restaurant, a buffet and food court, a 5,000 square-foot entertainment showroom that seats approximately 500 and a parking garage with space for approximately 800 vehicles, among other amenities.

         Ameristar intends to make a number of significant capital improvements to the property, including the construction of a 300-room AAA Four Diamond-quality hotel and additional covered parking, reconfiguration and expansion of the gaming area, the addition and replacement of food and beverage outlets, enhancement of the entertainment showroom and the introduction of cashless slot technology and other gaming equipment upgrades. These projects, which are key to the rebranding of the property under the Ameristar flag, are anticipated to cost approximately $75 million and are expected to occur in stages during the three years following Ameristar's acquisition of the property.

         "We are very excited about the opportunity to acquire Mountain High Casino," said Craig H. Neilsen, President and CEO of Ameristar. "Mountain High is a high-quality property with an attractive and distinctive design and an excellent location in one of the major gaming markets in

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the United States. We have carefully studied the facility's operations and are confident that the physical improvements that we plan to make, along with the implementation of our proven operating strategies, will enable us to realize an attractive return on our investment, consistent with those of our other market-leading facilities. The acquisition will also add to the geographic diversification of our portfolio and, given our strong financial position, will not impact our ability to continue our recently instituted cash dividend policy or to pursue other development opportunities."

CONFERENCE CALL

         We will hold a conference call to discuss this transaction at 2:00 p.m. Eastern Time on June 2, 2004. The call can be accessed live by calling (888) 208-1812. It can be replayed until June 9, 2004 at 2:00 p.m. Eastern Time by calling (888) 203-1112 and using the access code number 450135.

FORWARD-LOOKING INFORMATION

         This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as "believes," "estimates," "anticipates," "intends," "expects," "plans," "is confident that" or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to "Item 1. Business - Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2003 and "Item 2. Management's Discussion

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and Analysis of Financial Condition and Results of Operations" in our Quarterly
Report on Form 10-Q for the quarter ended March 31, 2004.

ABOUT AMERISTAR

         Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar's focus on the total entertainment experience and the highest quality guest service has earned it the leading market share position in each of the five markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar recently marked its 10th anniversary as a public company. The company has a portfolio of six casinos:
Ameristar Kansas City; Ameristar St. Charles (greater St. Louis); Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).

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                      Visit Ameristar Casinos' Web site at
           www.ameristarcasinos.com<http://www.ameristarcasinos.com/>
     (which shall not be deemed to be incorporated in or a part of this news release).